Exhibit 99.1
FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Ayman Sabi, President and CEO Roadhouse Grill (954) 957-2600
Roadhouse Grill Enters into Agreement and Plan of Merger with
Steakhouse Partners, Inc.
     POMPANO BEACH, Fla., November 17, 2005 – Roadhouse Grill, Inc. (GRLL.PK) today announced that it has entered into an agreement and plan of merger with Steakhouse Partners, Inc. (STKP.PK) pursuant to which Steakhouse Partners will acquire the outstanding common stock of Roadhouse Grill. Under the terms of the merger agreement, shareholders of Roadhouse Grill, Inc. will receive net consideration equal to $0.772 per share in cash in exchange for their common stock. Steakhouse has also agreed to assume certain funded debt and liabilities of Roadhouse Grill.
     The merger is subject to approval by Roadhouse Grill’s shareholders, and holders of more than a majority of Roadhouse Grill’s outstanding shares have, in connection with the execution of the merger agreement, entered into voting agreements to vote their shares in favor of the merger. The merger is also subject to regulatory approvals, the obtaining by Steakhouse of financing sufficient to complete the transaction and other customary closing conditions, and is expected to close no later than February 15, 2006. As a result of these contingencies, there can be no assurance that the merger will be completed. Roadhouse Grill has been represented in the transaction by the Chicago-based investment-banking firm of J. H. Chapman Group, L.L.C.
     Ayman A. Sabi, Roadhouse Grill’s president and chief executive officer, stated: “We are extremely excited about the opportunity that our merger with Steakhouse Partners will provide for our stockholders and our employees. We believe that this transaction will be beneficial for our company and will provide our stockholders with a fair price for their stock. For our employees, this merger represents the opportunity to be part of a stronger combined enterprise”.
     Stone Douglass, chairman and chief executive officer of Steakhouse, stated “I am gratified to report that our proposed transaction is one that provides a truly outstanding fit between two highly compatible restaurant organizations and management teams. I believe that the merger of West Coast based Steakhouse Partners, with its 25 steak and specialty destination restaurants, with East Coast based Roadhouse Grill, with its 62 steak restaurants, represents a great opportunity for both companies and should result in a strong platform for future growth. The merger will also allow the combined operation to realize significant synergies, which should provide the economic and operating backbone for a sustained expansion in the future”.
About Roadhouse Grill
     Roadhouse Grill, Inc., based in Pompano Beach, Fla., owns and operates 62 full-service, casual-dining restaurants and has 12 franchised or licensed restaurants. The Company’s restaurants, which offer a “rambunctious” style consistent with Roadhouse Grill’s motto: “Eat, drink and be yourself,” are located in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, New York, North Carolina, Ohio and South Carolina. For more information or to locate a Roadhouse Grill near you, call (954) 957-2600 or visit www.roadhousegrill.com.
About Steakhouse Partners
     Steakhouse Partners, Inc. is a restaurant company operating 25 restaurants in 8 states. Steakhouse operates principally under the names of Hungry Hunter, Hunters Steakhouse, Mountain Jack’s, and Carver’s. Steakhouse has its principal executive offices in San Diego, California and is quoted under the symbol “STKP.PK” For more information about Steakhouse, visit www.paragonsteak.com.
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     This press release is not an offer or solicitation with respect to the merger, which can only be made on the terms and subject to the conditions described in a proxy statement relating to the merger. Roadhouse Grill intends to file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) in the near future relating to a special meeting of its shareholders to be called to consider the merger. The proxy statement will be made available to Roadhouse Grill’s stockholders at no expense to them. It will also be available at no charge at www.sec.gov. The proxy statement will contain important information that should be read carefully before any decision is made with respect to the merger. Roadhouse Grill and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Roadhouse Grill’s stockholders in connection with the merger. Such individuals may also have interests in the merger. Detailed information regarding all such matters will be included in the proxy statement.
     Certain statements in this press release are forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that are subject to a number of risks and uncertainties, including risks relating to whether the conditions to the merger will be satisfied and with respect to the timing of the completion of the merger, and the risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 24, 2005 and Quarterly Report on Form 10-Q for the thirteen weeks ended July 24, 2005. Actual results could differ materially from these forward-looking statements.

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